                                                                    EXHIBIT 99.1

                           APPLIED INNOVATION REPORTS
                      THIRD QUARTER 2004 FINANCIAL RESULTS

     SIGNIFICANT SEQUENTIAL SALES IMPROVEMENT DRIVES QUARTERLY PROFITABILITY

AT APPLIED INNOVATION:
Andrew J. Dosch
Vice President and Chief Financial Officer
(614) 798-2000

DUBLIN, OHIO (October 20, 2004) - Applied Innovation Inc. (NASDAQ: AINN) today announced operating results for the quarter ended September 30, 2004.

Executive Vice President and COO Mike Keegan said, "Sales of $9.9 million for the quarter represented a strong rebound from the first half of the year. Excellent gross margins, combined with continued cost control, resulted in $769,000 of operating income for the quarter, our best since 2002."

"Our wireless business has been strong all year and the third quarter included over $2.5 million of wireless revenue, an 85% increase over the same quarter a year ago. We are also very pleased with the strong late quarter demand from one of our largest wireline customers who ordered over $4.5 million in the quarter contributing to a 73% sequential increase in sales over the second quarter of 2004," Keegan stated.

Sales for the three months ended September 30, 2004 were $9.9 million, compared to sales of $10.0 million in the third quarter last year. Operating income was $769,000, compared to $469,000 in the corresponding prior year quarter. Net income was $806,000, or $0.05 per share, for the third quarter of 2004 compared to net income of $584,000, or $0.04 per share, for the same period last year.

For the nine months ended September 30, 2004, sales totaled $21.4 million compared to $25.1 million for the first nine months of 2003. Net loss for the first nine months of 2004 totaled $1.5 million, or $0.10 per share, compared to a net loss of $1.2 million, or $0.08 per share, for the same period in 2003.

The Company had cash and investments of $23.3 million and no debt outstanding as of September 30, 2004.

RECENT HIGHLIGHTS
Since the beginning of the third quarter, Company and market-specific highlights include:

     COMPANY:
     - Added Angela Pinette to the executive management team as Vice President of Sales to lead the Company's sales efforts for its wireline, wireless, government and international markets

     WIRELINE:
     - Sold $1 million of Ethernet switch and router products for use in data communications network and enterprise applications
     - Continued deployment of the Company's AIfirewall product, with total deployments of approximately 100 units since becoming available in March 2004; AIfirewall, designed in conjunction with Check Point Software Technologies, is used primarily in VoIP and next-generation IP services applications

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     -    Continued to receive interest in the AIremote product from two top
          RBOCs to support their initiatives in xDSL and fiber to the premises
          (FTTP) applications; AIremote is a network edge management device appropriate for outside plant locations
     - Received $320,000 of follow-on orders from a previously announced Tier 2 wireline carrier for central office network management products

     WIRELESS:
     - Received a $1 million order for cell site management from a large wireless carrier; also received a large follow-on order for a microwave radio backbone application from this customer
     - Completed field trials for the AIbadger-RFMC product, demonstrating interoperability with three market leading base station radios; AIbadger-RFMC provides wireless network operators with cost-effective, real-time performance testing of voice and data carried over its network
     - Completed an initial field trial for cell site management with a large potential wireless customer

     GOVERNMENT:
     - Introduced the first version of a new sensor management unit (SMU) that provides connectivity and remote management for chemical, biological and radiological sensor devices used in Department of Defense applications; the SMU is being evaluated by two national labs and a large systems integrator; it is also currently being demonstrated at the InfoTech tradeshow in Dayton, Ohio and will be promoted at the MILCOM tradeshow in Monterey, California on October 31-November 3, 2004
     - Held the second quarterly government Executive Advisory Board (EAB) meeting; the EAB is providing solid strategic advice and introductions to key individuals at top systems integrators and government agencies
     - Completed staffing of AI's government team by filling all open direct sales positions

     INTERNATIONAL:
     - Completed a technical proof of concept for a large opportunity to replace a legacy packet data network beginning in 2005, after responding to a large Australian wireline carrier's request for proposal earlier in the year
     - Received an export achievement award from the US Department of Commerce

OTHER OPERATING RESULTS
Overall gross profit for the third quarter of 2004 was $5.5 million compared to gross profit of $5.2 million for the third quarter of 2003. As a percentage of sales, gross profit was 56% compared to 52% for the third quarter of 2003.

Gross profit on product sales for the third quarter of 2004 was $4.7 million, or 55% of product sales of $8.5 million. For the same period last year, product sales of $8.0 million generated gross profit of $4.4 million, or 55% of product sales.

Services gross profit for the quarter ended September 30, 2004 was $832,000, or 59% of services sales of $1.4 million. For the third quarter of 2003, services sales of $2.0 million generated gross profit of $835,000, or 42% of services sales. Continued use of internal service personnel in lieu of contractors contributed to the increase in gross profit.

Research and development (R&D) expenses for the third quarter of 2004 were $1.4 million, consistent with the $1.4 million for the third quarter of 2003.

Selling, general and administrative (SG&A) expenses for the third quarter of 2004 were $3.4 million, also generally consistent with the $3.3 million for the third quarter of 2003.

In the third quarter of 2004, the Company increased its year-to-date effective tax benefit rate to 45% from 36%, the estimated effective tax rate utilized for the first six months of the year. The increase was

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associated primarily with reductions in tax accruals for certain federal and state income tax items. After analyzing changes in certain federal and state income tax items, the Company reduced its tax contingency reserves by $261,000, resulting in an effective tax rate of 8% for the third quarter of 2004.

SUBSEQUENT EVENT
Subsequent to the end of the third quarter, the Company enacted a restructuring event affecting employees in sales, engineering, operations, services and administration. While the Company remains committed to the pursuit of new markets and execution of its diversification strategy, the measures were taken to further streamline costs and enhance profitability. Restructuring charges of $390,000, consisting of severance and other fringe benefit costs, will be included in the fourth quarter 2004 financial statements. Beginning in 2005, the Company expects to reduce operating costs by over $3 million annually as a result of this action combined with reductions in travel, insurance and other discretionary costs.

INDUSTRY AND COMPANY OUTLOOK
Gerry Moersdorf, President and CEO, stated, "We're cautiously optimistic that the order delays we experienced with our largest wireline customers earlier in the year are behind us. We remain strongly committed to the wireline market because it continues to drive the majority of our sales. However, our heavy customer concentration and the sometimes unpredictable spending patterns of a few key customers highlight the importance of an ongoing diversification strategy. We continue to invest sales and R&D resources in new markets such as wireless, government and international, to help diversify our business."

"In driving our diversification efforts in our new markets, we have set a number of key milestones for the remainder of 2004 and early 2005. In our wireless business, our AIbadger-RFMC product will be generally available in October. We are focused on converting trial activity with this product into initial orders. In addition, growing our customer base in the wireless market remains a top priority. In our Government Systems Division (GSD), we believe our technology is well-suited for application within sensor networks. We are looking forward to technology selection by a large systems integrator in the sensor collection and management area. And finally, in the international market, vendor selection is expected before year end on the significant opportunity in Australia. Additionally, progress in key Central and South American accounts is expected to lead to order flow in late 2004 or early 2005," concluded Moersdorf.

ABOUT APPLIED INNOVATION
Applied Innovation is a network management solutions company that simplifies and enhances the operation of complex, distributed voice and data networks. Building on a deep knowledge of network architecture, elements and management, Applied Innovation delivers unique hardware, software and service solutions that provide greater connectivity, visibility and control of network elements and the systems that support them.

Applied Innovation, headquartered in Dublin, Ohio, is traded on NASDAQ under the symbol AINN. For more information, please visit the Company's Web site at www.AppliedInnovation.com.

SAFE HARBOR STATEMENT
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but are not limited to, all statements regarding intent, beliefs, expectations, projections, forecasts and plans of the Company and its management, and specifically include statements regarding: promotion of a new sensor management unit at the MILCOM tradeshow (paragraph 7), the streamlining of costs and enhancement of profitability as a result of a restructuring event (paragraph
14), charges of $390,000 included in the fourth quarter 2004 financial statements (paragraph 14), expected reduction of operating costs by over $3 million annually as a result of restructuring combined with reductions in travel, insurance and other discretionary costs (paragraph 14), cautious optimism that order delays experienced earlier in the year with the Company's largest wireline customers are behind the Company (paragraph

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15), ongoing commitment to the wireline market (paragraph 15), unpredictable spending patterns of a few key customers (paragraph 15), continued investment in sales and R&D resources in new markets such as wireless, government and international (paragraph 15), achievement of key milestones for the remainder of 2004 and early 2005 (paragraph 16), general availability of the Company's AIbadger-RFMC product in October (paragraph 16), wireless customer base growth as a top priority (paragraph 16), the Company's technology being well-suited for application within sensor networks (paragraph 16), technology selection by a large systems integrator in the sensor collection and management area (paragraph
16), expected vendor selection before year end on the significant opportunity in Australia (paragraph 16) and progress leading to order flow in late 2004 or early 2005 from key Central and South American accounts (paragraph 16). These forward-looking statements involve numerous risks and uncertainties, including, without limitation: the demand for telecommunication equipment generally and in particular for the equipment and services offered by the Company; the Company's ability to generate sales orders during fiscal 2004 and thereafter; that the anticipated demand for the products and services offered by the Company will decrease as a result of the economic and political climate in which the Company operates; the acceptance of the Company's present products and services and its ability to hire technical staff; labor strikes or other disruptions in our customers' operations; the Company's ability to adapt to technological changes; the availability of capital to support the Company's business plans; that the government may not purchase any products or services from the Company; and other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission (SEC) filings, including the Company's Annual Report on Form 10-K for the year ended December 31, 2003. One or more of these factors have affected, and could in the future affect, the Company's business and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore, there can be no assurances that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company, or any other persons, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.



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APPLIED INNOVATION INC.
SUMMARY FINANCIAL HIGHLIGHTS
($ in thousands, except per share and shares outstanding)

SUMMARY BALANCE SHEET INFORMATION

                                                         (Unaudited)
                                                        Sept. 30, 2004    Dec. 31, 2003
                                                        --------------    -------------
Cash and cash equivalents                                  $ 6,980           $12,031
Short-term investments                                       7,523             5,582
Accounts receivable, net                                     5,750             3,449
Inventory, net                                               3,013             2,814
Other current assets                                         1,968             3,488
                                                           -------           -------
     Current assets                                         25,234            27,364
Property, plant and equipment, net                           6,685             7,060
Investments                                                  8,770            10,360
Goodwill                                                     3,526             3,526
Other assets                                                 2,997             1,573
                                                           -------           -------
     Total assets                                          $47,212           $49,883
                                                           =======           =======

Accounts payable                                               992               790
Accrued expenses                                             2,683             2,597
Deferred revenue                                             1,402             2,269
Note payable                                                     -               750
                                                           -------           -------
     Total current liabilities                               5,077             6,406
Stockholders' equity                                        42,135            43,477
                                                           -------           -------
     Total liabilities and stockholders' equity            $47,212           $49,883
                                                           =======           =======


SUMMARY OPERATIONAL INFORMATION (UNAUDITED)

                                             Three Months Ended                     Nine Months Ended
                                                  Sept. 30,                              Sept. 30,
                                                  ---------                              ---------
                                            2004              2003              2004                2003
                                            ----              ----              ----                ----
Sales                                        $9,873            $9,960            $21,437            $25,081
Cost of sales                                 4,377             4,735             10,046             12,340
                                       ------------      ------------       ------------       ------------
    Gross profit                              5,496             5,225             11,391             12,741
R&D                                           1,358             1,415              4,043              4,211
SG&A                                          3,369             3,341             10,166             10,541
Restructuring charges                             -                 -                228                (32)
                                       ------------      ------------       ------------       ------------
    Income (loss) from operations               769               469             (3,046)            (1,979)
Interest and other income                       103                93                283                280
                                       ------------      ------------       ------------       ------------
    Income (loss) before taxes                  872               562             (2,763)            (1,699)
Income tax expense (benefit)                     66               (22)            (1,243)              (474)
                                       ------------      ------------       ------------       ------------
    Net income (loss)                          $806              $584            $(1,520)           $(1,225)
                                       ============      ============       ============       ============

Diluted EPS                                   $0.05             $0.04             $(0.10)            $(0.08)
Diluted shares                           15,100,237        15,142,144         15,071,034         14,985,366

SUMMARY CASH FLOW INFORMATION (UNAUDITED)

                                              Three Months Ended            Nine Months Ended
                                                   Sept. 30,                    Sept. 30,
                                                   ---------                    ---------
                                             2004           2003           2004           2003
                                           --------       --------       --------       --------
Operating activities:
    Net income (loss)                       $   806        $   584        $(1,520)       $(1,225)
    Depreciation and amortization               291            342            980          1,067
    Deferred income taxes                         -              -         (1,169)             -
    Other non-cash items                          -              8             74              8
    Working capital changes, net             (2,669)        (2,629)        (1,922)         2,216
                                           --------       --------       --------       --------
          Operating cash flow                (1,572)        (1,695)        (3,557)         2,066
                                           --------       --------       --------       --------
Investing activities:
     Purchases of PP&E                          (24)          (103)          (532)          (349)
     Changes in investments, net               (101)        (1,241)          (413)        (1,147)
     Other, net                                   -              1              -             17
                                           --------       --------       --------       --------
          Investing cash flow                  (125)        (1,343)          (945)        (1,479)
                                           --------       --------       --------       --------
Financing activities:
     Payment of note payable                   (750)             -           (750)             -
     Collection of note receivable                -            383              -            383
     Proceeds from sale of stock                 58            136            201            203
                                           --------       --------       --------       --------
          Financing cash flow                  (692)           519           (549)           586
                                           --------       --------       --------       --------
(Decrease) increase in cash and cash
     equivalents                             (2,389)        (2,519)        (5,051)         1,173
Cash and cash equivalents - beginning
     of period                                9,369         12,678         12,031          8,986
                                           --------       --------       --------       --------
Cash and cash equivalents - end of
     period                                 $ 6,980        $10,159        $ 6,980        $10,159
                                           ========       ========       ========       ========